FOR IMMEDIATE RELEASE

Cleveland BioLabs Provides Update on CBLB502 and BARDA Development Contract

Announces Appointment of New Strategic Regulatory Advisor

Buffalo, NY – May 31, 2011 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that the Company and the Biomedical Advanced Research and Development Authority of the Department of Health and Human Services (“BARDA”) have recently concluded advanced stages of contract negotiations for funding of certain CBLB502 development activities included in the Company’s 2010 Proposal to BARDA.

BARDA has indicated that further contract-related negotiations will require clarification of the development path for CBLB502 with the U.S. Food and Drug Administration (“FDA”), which is in the process of actively reviewing the Company’s IND for CBLB502 as part of its recent transfer to a new FDA Division.  This review, which is an anticipated step in the drug development process, is currently underway.  BARDA has indicated that the Company may resubmit an updated proposal upon confirmation from the FDA there are no objections to the Company proceeding with its development plan as a result of this review.   The Company is actively working toward obtaining this confirmation in the shortest time period possible.

Earlier this year, IND100480 for CBLB502 for reducing the risk of death following total body irradiation during or after a radiation disaster was transferred within the FDA from the Division of Biologic Oncology Products (DBOP) to the Division of Medical Imaging Products (DMIP), a move consistent with DMIP as the home for evaluation of decorporation agents (i.e. drugs and biologics used to treat individuals exposed to particulate radioactive materials).  CBLI is in the process of updating DMIP on the results of the Phase I studies as well as other data from pre-clinical studies to design a larger, definitive Phase II human safety study and the remaining pivotal animal efficacy studies necessary for a BLA submission in cooperation with the FDA.

Michael Fonstein, Ph.D., President and Chief Executive Officer of Cleveland BioLabs, stated, “We are confident in our ability to address this latest request from BARDA and secure its support for the remaining steps in the CBLB502 program.  We believe that CBLB502 is the most effective and furthest advanced drug candidate for treatment of Acute Radiation Syndrome caused by exposure to radiation such as a nuclear or radiological weapon or from a nuclear accident.  We believe that our team has all of the necessary expertise to bring CBLB502 forward to submission for FDA licensure.  Substantial documentation has recently been provided to the FDA and meetings are being scheduled for discussion of clinical and pre-clinical study designs.

“CBLI has been supported by several federal agencies over the past four years, resulting in approximately $50 million (with options) in development funding for CBLB502.  We believe the progress made advancing CBLB502 closer to submission for licensure makes it a strong candidate for continued funding.  We continue to focus our internal resources on development of CBLB502 to assure that that our highest priority project is sufficiently supported.  We will move CBLB502 ahead and firmly believe that, upon FDA licensure, it will play a significant role in domestic and global biodefense preparedness.”

Ann Hards, Ph.D., Executive Vice President of Regulatory Affairs and Quality Assurance for Cleveland BioLabs, commented, “We are proactively working with the FDA on clarifying specific details of both the biodefense and oncology pathways for CBLB502’s development to expedite our program and meet BARDA’s requirements.  In this regard, I am especially pleased to announce the appointment of Ray Lipicky, M.D. as a strategic regulatory consultant to CBLI.  His unique expertise and reputation as former Director of the FDA's Cardiovascular and Renal Drug Products division will greatly strengthen our capabilities on the regulatory front.  His joining our development team provides additional assurance of the ultimate success of our mission to commercialize CBLB502.”

The Company will update its stockholders on the present state of the Company and its progress with development programs at its annual stockholder meeting on June 7, 2011 at 10:00 a.m. ET, and investor day on June 8, 2011 at 9:45 a.m. ET.  Live and archived audio webcasts of these events and accompanying presentations will be available at www.cbiolabs.com under the Investors tab.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company’s need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company’s R&D grants and contracts; the Company’s failure to successfully and timely develop new products; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s inability to obtain regulatory approval in a timely manner or at all; the Company’s collaborative relationships and the financial risks related thereto; the Company’s ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company’s ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements.  See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Director Corporate Development & Communications

Cleveland BioLabs, Inc.

T: (646) 284-9439

E: rlevine@cbiolabs.com